Exhibit 99.1
Upland Software Names Sean Nathaniel as Chief Executive Officer

AUSTIN, Texas--(BUSINESS WIRE)--Upland Software, Inc. (Nasdaq: UPLD) (the “Company” or “Upland”), a leader in AI-powered knowledge and content management software, today announced the appointment of Sean Nathaniel as chief executive officer, effective May 1, 2026. Jack McDonald, who founded the Company in 2010 and has served as chairman of the board and chief executive officer since its founding, will continue to serve as chairman of the board.
Nathaniel, who held leadership roles at Upland from 2013 to 2020, is returning to the Company after spending four years as president and chief executive officer of DryvIQ, a provider of AI-driven unstructured data management solutions. His prior roles at Upland include chief technology officer and executive vice president of Workflow Automation Solutions. He was also a member of the executive team during the Company’s initial public offering in 2014.
“Sean is the right person to lead and accelerate Upland’s continued AI transformation,” said McDonald. “He helped build the company from the ground up and has developed deep expertise at the intersection of AI and enterprise content, which is exactly where Upland’s future lies.”
“Enterprises are sitting on a massive amount of knowledge, content, and data, but until it’s contextualized, governed, and trusted, it can’t effectively power AI. That’s exactly what Upland solves,” said Nathaniel. “As CEO, my priority will be to ensure Upland serves as a core intelligence layer for the agentic enterprise, enabling customers to unlock the full value of their knowledge, content, and data as they scale AI and agent-driven operating models.”
About Upland Software
Upland Software, Inc. (Nasdaq: UPLD) is a leader in AI-powered knowledge and content management software. Upland’s solutions help enterprises unlock critical knowledge, automate content workflows, and drive measurable ROI — enhancing customer and employee experiences while supporting regulatory compliance. More than 1,100 enterprise customers rely on Upland to solve complex challenges and provide a trusted path for AI adoption. For more information, visit www.uplandsoftware.com.
Safe Harbor Statement
Certain statements in this press release may constitute “forward-looking statements” within the meaning of federal securities laws, including statements regarding future leadership plans and strategic direction. These statements involve risks and uncertainties, and actual results may differ materially from those stated in any forward-looking statements. Factors that could cause actual results to differ also include, without limitation, those discussed in Upland's filings filed from time to time with the U.S. Securities and Exchange Commission. The statements in this press release are made as of the date of this press release, and Upland undertakes no obligation to update these forward-looking statements.

Contacts:
Investor Relations Contact:
Michael D. Hill
512-960-1031
investor-relations@uplandsoftware.com

Media Contact:
Lloyd Berry
512-960-1010
media@uplandsoftware.com
Source: Upland Software, Inc.